Exhibit 99.1

Clear Channel Outdoor Reports First Quarter 2011 Results
-Revenues increase 7%
  -OIBDAN increases 16%

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San Antonio, Texas May 6, 2011 Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) today reported results for the first quarter ended March 31, 2011.

First Quarter 2011 Results

The Company reported revenues of $650 million in the first quarter of 2011, a 7% increase from the $609 million reported for the first quarter of 2010.  Excluding the effects of movements in foreign exchange rates, the revenue increase would have been 5%.1

•	Americas revenue increased $18 million, or 7%, compared to the first quarter of 2010, driven by revenue growth across most of the Company’s display types, particularly digital.
•
International revenue increased $23 million, or 7%, compared to the first quarter of 2010, primarily as a result of increased street furniture sales and an increase from movements in foreign exchange.  Excluding the effects of foreign exchange1, revenues were up 4%.

As a result of the increase in revenues, the Company’s OIBDAN1 grew 16% over the first quarter of 2010. OIBDAN1 was $117 million for the first quarter of 2011 compared to $100 million for the first quarter of 2010.

Clear Channel Outdoor’s consolidated net loss was $10 million, or $0.03 per diluted share, during the first quarter of 2011.  This compares to a consolidated net loss of $49 million, or $0.14 per diluted share, for the first quarter of 2010.  See Table 1 (Financial Highlights) for an analysis of the change in consolidated net loss.

“We generated top line growth and increased returns from our outdoor assets during the first quarter,” stated Tom Casey, Executive Vice President and Chief Financial Officer.  “The global advertising climate continued to improve in the outdoor sector and we saw strength across most of our displays in the Americas, as well as gains in street furniture in several international markets.   Our digital revenues were particularly strong as we benefited from an expanding footprint and continued demand across many of our markets.  Our improved revenue performance, combined with our emphasis on sustaining operating efficiencies, allowed us to expand our overall margins during the quarter.  We continue to see positive trends and remain on track in executing our plan to grow market share and further improve the performance of our outdoor platform.”

Revenue, Operating Expenses and OIBDAN by Segment

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change

Revenue1:
Americas	$289,314	$270,977	7%
International	360,900	337,791	7%
Consolidated revenue	$650,214	$608,768	7%
Operating Expenses1,2:
Americas	$195,690	$181,755	8%
International	315,799	305,855	3%
Consolidated operating expenses	$511,489	$487,610	5%

OIBDAN1:
Americas	$93,624	$89,222	5%
International	45,101	31,936	41%
Corporate	$(21,941)	$(20,688)
Consolidated OIBDAN	$116,784	$100,470	16%

1See reconciliations of revenue, direct operating and SG&A expenses and OIBDAN excluding the effects of foreign exchange, direct operating and SG&A expenses excluding non-cash compensation expense, segment OIBDAN to consolidated operating income (loss) and the reconciliation of OIBDAN to net income (loss) at the end of this press release.  See also the definition of OIBDAN under the Supplemental Disclosure section of this release.

2The Company’s operating expenses include direct operating expenses and SG&A expenses, but exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock and restricted stock unit awards.  Corporate expenses also exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock and restricted stock unit awards.

Americas

Americas revenue increased $18.3 million compared to the first quarter of 2010, driven by revenue growth across most of its display types.  Bulletin revenues increased primarily due to digital growth driven by the increased number of digital displays.  Airport and shelter revenues increased due to higher average rates as a result of improved economic conditions.

Operating expenses2 increased $13.9 million during the first quarter of 2011 compared to the same period of 2010.  The increase was primarily a result of increased site-lease costs driven by the increase in revenue.  The Company also experienced an increase related to structure maintenance and electricity for new digital bulletins as well as existing displays, an increase in commission costs associated with the increase in revenue during 2011 and an increase in other administrative expenses.  The first quarter of 2010 included a $3.8 million favorable litigation settlement.

Americas OIBDAN1 for the first quarter of 2011 was $94 million, an increase of 5% when compared with OIBDAN of $89 million for the same period of 2010.  The growth in OIBDAN was driven by an overall improvement in business compared to 2010.

As of March 31, 2011, the Company had deployed 658 digital displays in 36 U.S. markets.   This includes 43 digital displays that were installed during the first quarter of 2011.

International

International revenue increased $23.1 million compared to the first quarter of 2010, primarily as a result of growth in street furniture across most of the Company’s markets, particularly China and Sweden, as a result of improved economic conditions.  Revenue growth was partially offset by lower revenues in France.  Movements in foreign exchange resulted in an $8.0 million increase in revenues.

Operating expenses2 increased $9.9 million primarily attributable to higher direct production costs associated with the increase in revenue, as well as a $7.2 million increase from movements in foreign exchange.  There was also an increase of $1.9 million primarily due to increased administrative costs.  These increases were partially offset by a $2.1 million reduction in restructuring expenses and business tax related to a change in French tax law.

Led by the revenue growth from the Company’s street furniture business and an overall improvement in business compared to 2010, International OIBDAN1 for the first quarter of 2011 increased 41% to $45 million from $32 million for 2010.  Excluding the effects of movements in foreign exchange rates1, the increase in OIBDAN was 39%.

Other Events

As previously reported, in June 2010 Mark P. Mays announced his decision to transition from his role as the Chief Executive Officer and President of CC Media Holdings, Inc. (“CCMH”) and Clear Channel Communications, Inc. (“CCU”), an indirect subsidiary of CCMH, and as the Chief Executive Officer of the Company, an indirect subsidiary of CCMH and CCU, to the Chairman of CCU, CCMH and the Company and asked the Board of Directors of CCMH to initiate a search for his replacement.  The Board of Directors of CCMH has been actively searching for a replacement but, to date, has not identified a permanent successor.

Effective March 31, 2011, Mr. Mays ceased serving as the Chief Executive Officer and President of CCMH and CCU and as the Chief Executive Officer of the Company.   Mr. Mays will continue to serve as the Chairman of the Board of the Company, CCU and CCMH and as an employee of CCU and CCMH pursuant to the terms and conditions of his Amended and Restated Employment Agreement, effective as of June 23, 2010, by and between CCMH, CCU and Mr. Mays.

On March 31, 2011, the Boards of Directors of CCMH, CCU and CCOH each (i) established a new “Office of the Chief Executive Officer” to serve the functions of the Chief Executive Officer and President until such time that a permanent replacement for Mr. Mays is hired and (ii) appointed Thomas W. Casey, the current Executive Vice President and Chief Financial Officer of the Company, CCU and CCMH, and Robert H. Walls, Jr., the current Executive Vice President, General Counsel and Secretary of the Company, CCU and CCMH, to also serve in such newly-created office for each of the Company, CCU and CCMH in addition to their existing offices which they will retain.

Conference Call

The Company, along with its parent company CC Media Holdings, Inc., will host a teleconference to discuss results today at 9:00 a.m. Eastern Time.  The conference call number is 800-260-0702 and the pass code is 201692.  The teleconference will also be available via a live audio cast on the investor section of the Clear Channel Outdoor website, located at http://www.clearchanneloutdoor.com/corporate/investor-relations/.  A replay of the call will be available after the live conference call, beginning at 11:00 a.m. Eastern Time, for a period of thirty days.  The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the pass code is 201692.  The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of thirty days.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries

(In thousands, except per share data)	Three Months Ended March 31,
	2011	2010
Revenue	$650,214	$608,768
Direct operating expenses (excludes depreciation and amortization)	391,380	378,886
Selling, general and administrative expenses (excludes depreciation and amortization)	123,180	111,357
Corporate expenses (excludes depreciation and amortization)	21,983	20,772
Depreciation and amortization	102,330	101,709
Other operating income– net	4,802	1,018
Operating income (loss)	16,143	(2,938)

Interest expense – net	51,930	54,905
Equity in loss of nonconsolidated affiliates	(71)	(803)
Other income (expense) – net	3,111	(837)
Loss before income taxes	(32,747)	(59,483)
Income tax benefit	22,355	10,704
Consolidated net loss	(10,392)	(48,779)
Less: amount attributable to noncontrolling interest	(851)	(997)

Net loss attributable to the Company	$(9,541)	$(47,782)

Diluted net loss per share	$(0.03)	$(0.14)

Weighted average shares outstanding – Diluted	355,793	355,461

Foreign exchange movements increased the Company’s first quarter of 2011 revenue and direct operating and SG&A expenses by approximately $10 million and $8 million, respectively, compared to the same period of 2010.

Other operating income of $4.8 million in the first quarter of 2011 primarily related to proceeds received from condemnations of bulletins.

Other income of $3.1 million in the first quarter of 2011 primarily related to a $3.3 million foreign exchange translation gain on short term intercompany accounts.

The Company’s operations are included in a consolidated income tax return filed by CC Media Holdings, Inc. (“CC Media Holdings”).  However, for the Company’s financial statements, the provision for income taxes was computed as if the Company files separate consolidated Federal income tax returns with its subsidiaries.

The Company’s effective tax rate for the three months ended March 31, 2011 was 68.3%.  The effective rate was primarily impacted by the settlement of federal and state tax examinations during the quarter.  Pursuant to the settlements, the Company recorded a reduction to income tax expense of approximately $3.3 million to reflect the net tax benefits of the settlements.  In addition, the effective rate was impacted by the Company’s ability to benefit from certain tax loss carryforwards in foreign jurisdictions as a result of increased taxable income during 2011, where the losses previously did not provide a benefit.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for March 31, 2011 and December 31, 2010 was:

(In millions)	March 31, 2011	December 31, 2010

Cash	$591.6	$624.0
Total Current Assets	$1,542.1	$1,550.5
Net Property, Plant and Equipment	$2,290.6	$2,297.7
Due from Clear Channel Communications	$408.9	$383.8
Total Assets	$7,087.2	$7,076.6

Current Liabilities (excluding current portion of long-term debt)	$716.7	$724.2
Long-Term Debt (including current portion of long-term debt)	$2,560.8	$2,563.8
Shareholders’ Equity	$2,738.9	$2,708.1

TABLE 3 - Total Debt

At March 31, 2011 and December 31, 2010, Clear Channel Outdoor Holdings had total debt of:

(In millions)	March 31, 2011	December 31, 2010

Clear Channel Worldwide Holdings Senior Notes:
9.25% Series A Senior Notes Due 2017	$500.0	$500.0
9.25% Series B Senior Notes Due 2017	2,000.0	2,000.0
Other Debt	60.8	63.8
Total	2,560.8	2,563.8
Cash	591.6	624.0
Net Debt	$1,969.2	$1,939.8

The current portion of long-term debt, which is included in Other Debt, was $40 million as of March 31, 2011.

Liquidity and Financial Position

For the quarter ended March 31, 2011, cash flow provided by operating activities was $39 million, cash flow used for investing activities was $44 million, cash flow used for financing activities was $32 million, and the effect of exchange rate changes on cash was $4 million for a net decrease in cash of $32 million.

Capital expenditures for the quarter ended March 31, 2011 were approximately $46 million compared to $49 million for the quarter ended March 31, 2010.

The Clear Channel Worldwide Holdings, Inc. Notes indentures restrict the Company’s ability to incur additional indebtedness but permit the Company to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, the Company’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively.  The Clear Channel Worldwide Holdings, Inc. Series B Notes indenture permits the Company to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) are lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. If these ratios are not met, the Company has certain exceptions that allow the Company to pay dividends, including a $500 million exception for the payment of dividends.

Consolidated leverage, defined as total debt divided by EBITDA for the preceding four quarters, was 3.5:1 at March 31, 2011, and senior leverage, defined as senior debt divided by EBITDA for the preceding four quarters, was also 3.5:1 at March 31, 2011.  The Company’s adjusted EBITDA of $739 million is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense)– net, plus non-cash compensation, and is further adjusted for the following items: (i) an increase for expected cost savings (limited to $58.8 million in any twelve month period) of $0.0 million; (ii) an increase of $43.9 million for non-cash items; (iii) an increase of $21.1 million related to expenses incurred associated with the Company’s cost savings program; and (iv) an increase of $10.0 million for various other items.

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following tables set forth the Company’s OIBDAN for the three months ended March 31, 2011 and 2010.  The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense) - net; Equity in earnings (loss) of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income (expense) – net; D&A; and Impairment charges.

The Company uses OIBDAN, among other things, to evaluate the Company's operating performance.  This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management.  We believe this measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and net income.  It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management.  The Company believes it helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates.  In addition, the Company believes this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies.  OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions that are excluded.

In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally the Euro area, the United Kingdom and China, management reviews the operating results from its foreign operations on a constant dollar basis.  A constant dollar basis (in which a foreign currency adjustment is made to show the2011 actual foreign revenues, expenses and OIBDAN at average 2010 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income (loss); (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; (iv) OIBDAN excluding foreign exchange effects to OIBDAN; (v) Expense excluding non-cash compensation expense to expenses; (vi) Corporate expense excluding non-cash compensation expense to Corporate expense; and (vii) OIBDAN to net income (loss).

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating Income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income – net	OIBDAN

Three Months Ended March 31, 2011
Americas	$40,370	$2,168	$51,086	$—	$93,624
International	(7,046)	903	51,244	—	45,101
Corporate	(21,983)	42	—	—	(21,941)
Other operating income – net	4,802	—	—	(4,802)	—
Consolidated	$16,143	$3,113	$102,330	$(4,802)	$116,784

Three Months Ended March 31, 2010
Americas	$37,741	$2,030	$49,451	$—	$89,222
International	(20,925)	603	52,258	—	31,936
Corporate	(20,772)	84	—	—	(20,688)
Other operating income – net	1,018	—	—	(1,018)	—
Consolidated	$(2,938)	$2,717	$101,709	$(1,018)	$100,470

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change

Consolidated Revenue	$650,214	$608,768	7%
Excluding: Foreign exchange decrease (increase)	(9,652)	—
Revenue excluding effects of foreign exchange	$640,562	$608,768	5%

Americas revenue	$289,314	$270,977	7%
Excluding: Foreign exchange decrease (increase)	(1,690)	—
Americas revenue excluding effects of foreign exchange	$287,624	$270,977	6%

International revenue	$360,900	$337,791	7%
Excluding: Foreign exchange decrease (increase)	(7,962)	—
International revenue excluding effects of foreign exchange	$352,938	$337,791	4%

Reconciliation of Expense (Direct Operating and SG&A Expenses)
Excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change

Consolidated Expense	$514,560	$490,243	5%
Excluding: Foreign exchange decrease (increase)	(8,499)	—
Expense excluding effects of foreign exchange	$506,061	$490,243	3%

Americas expense	$197,858	$183,785	8%
Excluding: Foreign exchange decrease (increase)	(1,326)	—
Americas expense excluding effects of foreign exchange	$196,532	$183,785	7%

International expense	$316,702	$306,458	3%
Excluding: Foreign exchange decrease (increase)	(7,173)	—
International expense excluding effects of foreign exchange	$309,529	$306,458	1%

Reconciliation of OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change

Consolidated OIBDAN	$116,784	$100,470	16%
Excluding: Foreign exchange decrease (increase)	(1,153)	—
OIBDAN excluding effects of foreign exchange	$115,631	$100,470	15%

Americas OIBDAN	$93,624	$89,222	5%
Excluding: Foreign exchange decrease (increase)	(364)	—
Americas OIBDAN excluding effects of foreign exchange	$93,260	$89,222	5%

International OIBDAN	$45,101	$31,936	41%
Excluding: Foreign exchange decrease (increase)	(789)	—
International OIBDAN excluding effects of foreign exchange	$44,312	$31,936	39%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Non-cash compensation expense to Expense

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change

Americas	$197,858	$183,785	8%
Less: Non-cash compensation expense	(2,168)	(2,030)
	195,690	181,755	8%

International	316,702	306,458	3%
Less: Non-cash compensation expense	(903)	(603)
	315,799	305,855	3%

Plus: Non-cash compensation expense	3,071	2,633
Consolidated divisional operating expenses	$514,560	$490,243	5%

Reconciliation of Corporate Expense excluding Non-cash compensation expense to Corporate Expense

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change
Corporate Expense	$21,983	$20,772	6%
Less: Non-cash compensation expense	(42)	(84)
	$21,941	$20,688	6%

Reconciliation of OIBDAN to Net income (Loss)

(In thousands)	Three Months Ended March 31,		%
	2011	2010	Change
OIBDAN	$116,784	$100,470	16%
Non-cash compensation expense	3,113	2,717
Depreciation and amortization	102,330	101,709
Other operating income – net	4,802	1,018
Operating income (loss)	16,143	(2,938)

Interest expense – net	51,930	54,905
Equity in loss of nonconsolidated affiliates	(71)	(803)
Other income (expense) – net	3,111	(837)
Loss before income taxes	(32,747)	(59,483)
Income tax benefit	22,355	10,704
Consolidated net loss	(10,392)	(48,779)
Less: amount attributable to noncontrolling interest	(851)	(997)

Net loss attributable to the Company	$(9,541)	$(47,782)

About Clear Channel Outdoor Holdings

Clear Channel Outdoor Holdings, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

For further information contact:

Media

Lisa Dollinger
Chief Communications Officer
(210) 822-2828

Investors

Randy Palmer
Director of Investor Relations
(210) 822-2828

or visit the Company’s web site at www.clearchanneloutdoor.com

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which the Company currently does business (both general and relative to the advertising industry); changes in operating performance; changes in governmental regulations and policies and actions of regulatory bodies; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in capital expenditure requirements; fluctuations in exchange rates and currency values; the outcome of litigation; fluctuations in interest rates; changes in tax rates; shifts in population and other demographics; access to capital markets and borrowed indebtedness; risks relating to the integration of acquired businesses; and risks that we may not achieve or sustain anticipated cost savings.  Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release. Other key risks are described in the Company’s reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors” of Clear Channel Outdoor Holdings, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Except as otherwise stated in this document, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.